Press Release

FOR IMMEDIATE RELEASE:	Contact:
Investor Relations
(336) 719-4622

Pike Electric Reports Fourth Quarter and Full Fiscal Year 2008 Results

MT. AIRY, N.C., September 4, 2008 – PRNewswire - Pike Electric Corporation (NYSE: PEC) today announced the results for its fiscal fourth quarter and year ended June 30, 2008.

Fiscal 2008 Fourth Quarter Results
Total revenues for the fourth quarter of fiscal 2008 were $137.8 million, compared to $144.3 million in the fourth quarter of fiscal 2007. Core powerline revenues for the fourth quarter of fiscal 2008 were $123.9 million, as compared to $136.6 million for the fourth quarter of fiscal 2007. Core powerline revenue per billable hour increased 5.8% year over year, reflecting more favorable pricing from contract renegotiations and improved productivity of the existing workforce. Core powerline billable hours decreased 14.4% year over year in the quarter. The decrease in hours is primarily due to reduced demand for underground distribution services in our service territory. Storm restoration revenues totaled $13.9 million for the fourth quarter of fiscal 2008, compared to $7.7 million for the fourth quarter of fiscal 2007.

Gross profit for the fourth quarter of fiscal 2008 was $23.2 million, or 16.8% of revenue, compared to $25.6 million or 17.8% of revenue, for the fourth quarter of fiscal 2007. The margins generated by increased storm restoration revenues were more than offset by higher fuel prices.

General and administrative expenses for the fourth quarter of fiscal 2008 were $10.5 million, or 7.6% of revenue, compared to $11.8 million, or 8.2% of revenue, for the fourth quarter of fiscal 2007. This decrease is primarily related to lower legal expenses. Interest expense decreased 45.9% to $2.4 million compared to the fourth quarter of fiscal 2007 primarily due to lower debt balances.

Net income for the fourth quarter of fiscal 2008 totaled $5.6 million, or $0.17 per diluted share, compared to net income of $5.6 million, or $0.17 per diluted share, for the fourth quarter of fiscal 2007.

"We have successfully maintained our focus on operational efficiency, improving the quality and productivity of our workforce and building our customer relationships while driving cash flow and paying down debt,” stated J. Eric Pike, Chairman and Chief Executive Officer of Pike Electric. “While we expect distribution spending in our service territory to remain under pressure in fiscal 2009, our actions in recent quarters positioned us to pursue the acquisition of EDS that will enable us to diversify our business and capitalize on growth in other segments of the electrical transmission and distribution market.”

“Although the electrical distribution business remains our core business and will always be a highly critical component of the electrical grid, we are excited to expand our geographic presence and diversify our service offerings through our recently completed acquisition of EDS,” continued Mr. Pike. “Our ability to now offer a full range of engineering and design services in addition to new substation construction capabilities will enable us to capture business outside of our core market, including the solar and wind energy markets. Looking ahead, we plan to leverage our geographic footprint and transmission and distribution expertise to help meet our customers’ needs as they work to provide renewable energy solutions and invest in electrical infrastructure.”

Pike Electric Corporation

Fiscal 2008 Full Year Results
Total revenues for the fiscal year ended June 30, 2008 were $552.0 million, as compared to $596.8 million for fiscal year ended June 30, 2007. Core powerline revenues were $502.6 million for the fiscal year ended June 30, 2008, as compared to $543.6 million for the fiscal year ended June 30, 2007, as a 6.4% increase in core powerline revenue per billable hour was offset by the 13.6% decline in core powerline billable hours. Our revenues were impacted by our decision to exit certain accounts in fiscal 2007. These accounts represented approximately $23.0 million in core revenues for the 2007 fiscal year. In addition, we have experienced reduced demand for underground distribution services in our service territory. Storm restoration revenues totaled $49.4 million for the fiscal year ended June 30, 2008 compared to $53.2 million in the fiscal year ended June 30, 2007.

Gross profit totaled $91.7 million for the fiscal year ended June 30, 2008, as compared to $97.4 million for the fiscal year ended June 30, 2007. Gross profit as a percentage of revenue was 16.6% for the fiscal year ended June 30, 2008, as compared to 16.3% for the fiscal year ended June 30, 2007. Net income for the fiscal year ended June 30, 2008 totaled $20.2 million, or $0.60 per diluted share, compared to net income of $18.4 million, or $0.55 per diluted share, for the fiscal year ended June 30, 2007.

The Company has reduced total debt by $51.0 million to $140.5 million and increased its cash position by $9.9 million to $11.4 million since June 30, 2007.

Outlook
Based on current economic conditions, the estimated impact of the EDS acquisition which closed on September 1, 2008, diesel fuel cost fluctuations, storm volatility, and other factors; the Company expects its total revenues and diluted earnings per share for its fiscal year ending June 30, 2009 to range from $620 million to $650 million and from $0.55 to $0.65, respectively.

Conference Call
Pike Electric will host a conference call today to discuss financial results for its fiscal fourth quarter and year ended June 30, 2008 at 5:00 p.m. EDT on September 4, 2008. This call is being web cast and can be accessed by visiting the Investor Relations section of the Company’s website at www.pike.com. The call can be accessed live over the phone by dialing (888) 254-3563, or for international callers, (913) 312-0689. A replay will be available shortly after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode for the replay is 5984645. The replay will be available until September 11, 2008.

About Pike Electric
Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. The Company performs engineering, design, maintenance, upgrade and construction of electric distribution powerlines, sub-500 kilovolt transmission powerlines and substations for electric utilities, cooperatives and municipalities. The Company is also a recognized leader in storm restoration services. The Company's common stock is traded on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the Company's website at www.pike.com.

Pike Electric Corporation

Safe Harbor
This press release contains forward-looking statements that relate to Pike Electric's plans, objectives and estimate, and include those in the “Outlook” section above. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric's Annual Report on Form 10-K for the fiscal year ending June 30, 2007 and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	June 30,	June 30,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,357	$1,467
Accounts receivable, net	62,224	59,603
Work completed not billed	40,013	44,527
Inventories	8,343	8,535
Prepaid expenses and other	5,123	6,219
Deferred income taxes	15,376	13,633
Total current assets	142,436	133,984
Property and equipment, net	229,119	267,740
Goodwill	94,402	94,402
Other intangibles, net	40,065	43,228
Deferred loan costs, net	2,778	4,482
Other assets	1,463	1,661
Total assets	$510,263	$545,497

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,867	$8,503
Accrued compensation	22,157	20,597
Accrued expenses and other	5,018	4,447
Income taxes payable	442	6,146
Current portion deferred compensation	3,666	3,544
Current portion of insurance and claim accruals	28,873	26,669
Total current liabilities	71,023	69,906
Long-term debt, net of current portion	140,500	191,500
Insurance and claim accruals, net of current portion	7,989	10,894
Deferred compensation, net of current portion	6,283	9,315
Deferred income taxes	62,416	67,259
Other liabilities	1,100	562
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 100,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $0.001 per share; 100,000 shares authorized; 33,183 and 32,916 shares issued and outstanding at June 30, 2008 and 2007, respectively	6,427	6,426
Additional paid-in capital	148,288	142,849
Accumulated other comprehensive loss	(806)	(8)
Retained earnings	67,043	46,794
Total stockholders’ equity	220,952	196,061
Total liabilities and stockholders’ equity	$510,263	$545,497

PIKE ELECTRIC CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)

	Three months ended June 30,		Twelve months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$137,816	$144,340	$552,029	$596,837
Cost of operations	114,608	118,699	460,325	499,422

Gross profit	23,208	25,641	91,704	97,415
General and administrative expenses	10,471	11,780	41,724	46,486
Loss on sale and impairment of property and equipment	967	204	3,043	1,052

Income from operations	11,770	13,657	46,937	49,877
Other expense (income):
Interest expense	2,446	4,523	13,919	19,799
Other, net	(46)	(37)	(214)	(236)
Total other expense	2,400	4,486	13,705	19,563

Income before income taxes	9,370	9,171	33,232	30,314
Income tax expense	3,767	3,600	12,983	11,957

Net income	$5,603	$5,571	$20,249	$18,357

Earnings per share:
Basic	$0.17	$0.17	$0.62	$0.57
Diluted	$0.17	$0.17	$0.60	$0.55

Shares used in computing earnings per share:
Basic	32,869	32,588	32,810	32,416
Diluted	33,695	33,604	33,666	33,366